Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FCB Bancorp and Subsidiaries

We consent to the incorporation by reference in the Annual Report on Form 10-K of FCB Bancorp and Subsidiaries (FCB Bancorp) of our report dated March 30, 2006, with respect to the consolidated balances sheets of FCB Bancorp as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the three years ended December 31, 2005, which report is included in this annual report on Form 10-K of FCB Bancorp for the year ended December 31, 2005.

Portland, Oregon
March 30, 2006

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